Exhibt 4.9

REVOLVING LOAN AGREEMENT AMENDMENT FOUR

Amendment Date: June 20, 2008

Amended Credit Limit: $50,000.00

RFG Acquisition II Inc., a Delaware corporation, promises to pay RICHARD F. BESTON, JR. (“Lender”), an individual, the amended sum of FIFTY THOUSAND and 00/100 DOLLARS ($50,000.00) (the “Amended Credit Limit”) or such other principal amount that may be outstanding, in no case to exceed the Amended Credit Limit, as evidenced by the books and records of the Lender.

This Amendment Four hereby amends the Credit Limit as defined in the Revolving Loan Agreement, dated November 20, 2006, as amended, by and among RFG Acquisition II Inc. and Richard F. Beston, Jr. All other terms and conditions of the original Revolving Loan Agreement, dated November 20, 2006, as amended, remain unchanged and in full force and effect.

This Amendment Four is effective as of the date listed above.

RFG Acquisition II Inc.
By:	/s/ David W. Matre
David W. Matre Chief Financial Officer

“Lender”
/s/ Richard F. Beston, Jr.
RICHARD F. BESTON, JR., an individual

DO NOT DESTROY THIS ORIGINAL AGREEMENT AMENDMENT